UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2008

GENPACT LIMITED

(Exact name of registrant as specified in its charter)

Bermuda	001-33626	98-0533350
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Canon’s Court, 22 Victoria Street
Hamilton HM, Bermuda

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (441) 295-2244

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On August 14, 2008, Genpact Limited (“Genpact”) and its subsidiary, Genpact Luxembourg S.A.R.L. (together with Genpact, the “Buyers”), entered into a share purchase agreement (the “Purchase Agreement”) with General Electric Capital Corporation (“GE Capital”) and GE Consumer Finance, Inc. (“GE Finance” and, together with GE Capital, the “Sellers”).  The Sellers are affiliates of the General Electric Company, which is Genpact’s largest client and a significant shareholder.  Pursuant to the Purchase Agreement, the Buyers will purchase all of the issued and outstanding shares of GE Money Administraciones-Guatemala, S.A., a Guatemalan entity (the “Administrator”), and Servicios Internacionales de Atencion al Cliente, S.A., a Guatemalan entity (the “Genpact User” and, together with the Administrator, the “Acquired Companies”), owned by the Sellers for a purchase price of approximately $7.02 million, subject to post-closing adjustment.  The Administrator operates a business process delivery center in a tax free zone in Guatemala City, Guatemala for Genpact User and other entities.  Following the acquisition, the Buyers will own all the shares of the Acquired Companies.

The foregoing summary is qualified in its entirety by the full text of the Purchase Agreement, which Genpact expects to file as an exhibit to its quarterly report on Form 10-Q for the period ending September 30, 2008.  On August 18, 2008, Genpact issued a press release describing the acquisition of the Acquired Companies, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

99.1         Press release dated August 18, 2008.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENPACT LIMITED

Date: August 19, 2008	By:	/s/ Victor Guaglianone
	Name:	Victor Guaglianone
	Title:	Senior Vice President
and General Counsel

EXHIBIT INDEX

99.1         Press release dated August 18, 2008.